DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                             September 30,        December 31,
                                 1997                1996
ASSETS

CASH AND CASH EQUIVALENTS      $ 743,906         $  560,121
PROPERTY                       3,990,965          4,305,379
OTHER ASSETS                      72,718             38,342

TOTAL                         $4,807,589         $4,903,842

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $381,940           $376,941

PARTNERS' EQUITY:
General Partners                 (49,029)           (48,017)
Limited Partners               4,474,678          4,574,918
     Total partners' equity    4,425,649          4,526,901

TOTAL                         $4,807,589         $4,903,842


See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                              September 30,      September 30,
                                  1997               1996
REVENUES:
Rental Income                   $647,974           $651,542
Interest                           4,787              5,205
     Total revenue               652,761            656,747

EXPENSES:
Operating Expenses               358,588            299,996
General and administrative        43,843             48,109
     Total expenses              402,431            348,105

NET INCOME                      $250,330           $308,642

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $247,827           $305,556
    General partners               2,503              3,086
TOTAL                           $250,330           $308,642
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.43             $12.86

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753


See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                               September 30,    September 30,
                                   1997             1996


REVENUES:
Rental Income                   $1,888,221        $1,894,939
Interest                            11,825            12,905

Total Revenues                   1,900,046         1,907,844

EXPENSES:
Operating Expenses               1,011,999           902,949
General and administrative         179,539           171,003

Total expenses                   1,191,538         1,073,952

NET INCOME                         708,508           833,892

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   701,423           825,553
General Partners                     7,085             8,339

TOTAL                              708,508           833,892

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     29.53             34.76

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($44,075)    $4,965,085   $4,921,010

NET INCOME                         8,339        825,553      833,892
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1996    ($43,833)    $4,988,975   $4,945,142

EQUITY AT DECEMBER 31, 1996     ($48,017)    $4,574,918   $4,526,901

NET INCOME                         7,085        701,423      708,508
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1997    ($49,029)    $4,474,678   $4,425,649


See accompanying notes to financial statements (unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                    September 30,      September 30,
                                        1997               1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                           $ 708,508          $ 833,892
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      314,415            311,094
  Changes in assets and liabilities:
     Increase in other assets          (34,376)           (39,253)
     Increase in liabilities             4,998              1,644
Net cash provided by operating
  activities                           993,545          1,107,377


CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (809,760)          (809,760)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      183,785            297,617

CASH AND CASH EQUIVALENTS:
At beginning of period                 560,121            506,933
At end of period                     $ 743,906          $ 804,550

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1997, and for the periods ended September 30, 1997 and 1996, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 1997, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 6,167,734)
        Property - Net                   $ 3,990,965


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.